Exhibit 4.2

THIS DEED OF TRUST IS, AMONG OTHER THINGS, A FINANCING STATEMENT UNDER THE UNIFORM COMMERCIAL CODE COVERING MINERALS, TIMBER, AS-EXTRACTED COLLATERAL AND THE LIKE, ACCOUNTS RESULTING FROM THE SALE OF MINERALS, TIMBER, AS-EXTRACTED COLLATERAL AND THE LIKE, AND GOOD WHICH ARE, OR ARE TO BECOME, FIXTURES ON THE REAL/IMMOVABLE PROPERTY DESCRIBED IN EXHIBITS A, B AND C ATTACHED HERETO. THIS DEED OF TRUST IS TO BE RECORDED IN THE REAL ESTATE RECORDS AND AS A FIXTURES, TIMBER AND AS-EXTRACTED COLLATERAL FILING OF THE COUNTY IN WHICH IS SITUATED ANY OF THE REAL PROPERTY COLLATERAL COVERED HEREBY.

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

When Recorded Return To:	TO BE RECORDED IN

Vinson & Elkins L.L.P.	COUNTIES, TEXAS
2001 Ross Avenue, Suite 3700
Dallas, TX 75201	[NAME OF PLANT]
Attention: Jason B. Myers

Recorder’s Use

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY

AGREEMENT AND FIXTURE FILING

by

[NAME OF EFH GRANTOR], as Grantor

to

FIDELITY NATIONAL TITLE INSURANCE COMPANY, as Trustee

for the benefit of

CITIBANK, N.A., as Collateral Agent for the benefit of the Holders of the Initial Notes,

as Beneficiary

Dated as of April 19, 2011

i

29.	MATURITY OF OBLIGATIONS	22
30.	EVIDENCE OF INSURANCE	22
31.	FUTURE ADVANCES	22
32.	MULTIPLE GRANTORS	23
33.	ONCOR SEPARATENESS	23
34.	MORTGAGED LEASES	23

Exhibit A:	Description of Fee Owned Land
Exhibit B:	Description of Mortgaged Leases and Mortgaged Leased Land
Exhibit C:	Description of Easements and Easement Land
Exhibit D:	Description of Certificates of Adjudication and Other Water Rights

ii

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

This Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (this “Deed of Trust”) executed to be effective as of April 19, 2011, by [NAME OF OWNER OF PLANT AND STATE AND TYPE OF ENTITY] (“Grantor”), having an organizational identification number of                      and an office at c/o Texas Competitive Electric Holdings Company LLC, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, Attention: General Counsel, to FIDELITY NATIONAL TITLE INSURANCE COMPANY, as Trustee (“Trustee”), whose address is c/o Alamo Title Insurance Company, 10010 San Pedro, Suite 440, San Antonio, Texas 78216 (Attention: Stanley Keeton), and its substitutes or successors, for the benefit of CITIBANK, N.A. (“Beneficiary”), as Collateral Agent under and as defined in the hereinafter described Intercreditor Agreement for the benefit of the Holders of the Initial Notes under and as defined in the hereinafter described Indenture, whose address is c/o 390 Greenwich Street, New York, New York 10013.

RECITALS

1. TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (“TCEH”), TCEH FINANCE, INC., a Delaware corporation (“TCEH Finance”, and together with TCEH, the “Issuer”), ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY, a Texas corporation (the “Parent Guarantor”), the Subsidiary Guarantors (as defined in the Indenture (as defined below)), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, have entered into the Indenture dated as of April 19, 2011 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Indenture”) pursuant to which the Holders of the Initial Notes have severally agreed to advance funds to or purchase certain notes from Issuer (the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein. This Deed of Trust is being executed and delivered in accordance with Section 11.05(a) of the Indenture.

2. Certain subsidiaries of TCEH, including Grantor, have agreed to guarantee all of Issuer’s obligations under the Indenture in accordance with the terms thereof. Grantor is a Subsidiary Guarantor.

3. Grantor acknowledges that it will derive substantial direct and indirect benefit from the Extensions of Credit and has agreed to secure its obligations with respect thereto pursuant to this Deed of Trust.

AGREEMENT

In consideration of the premises and to induce each Secured Party to make their respective Extensions of Credit, Grantor hereby agrees with Beneficiary, for the ratable benefit of the Secured Parties, as follows:

1.	DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Excluded Property” means Excluded Property, Excluded Lease Rights (each as defined in the Security Agreement) and other personal property to the extent (and only to the extent) excluded from the grant of the security interest pursuant to the proviso at the end of Section 2(a) of the Security Agreement or excluded in the definitions of the items constituting “Collateral” under the Security Agreement.

“Holders” has the meaning ascribed to such term in the Indenture.

“Initial Notes” has the meaning ascribed to such term in the Indenture.

“Intercreditor Agreement” means that certain “First Lien Intercreditor Agreement” as defined in the Indenture.

“Material Adverse Effect” shall mean any circumstances or conditions affecting the business, assets, operations, properties or financial condition of the Issuer and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Issuer and the Guarantors, taken as a whole, to perform their payment obligations under any Security Documents or (b) the rights and remedies of Beneficiary and any Secured Party under any Security Documents.

“Mortgaged Property” means: (1) the real property described in Exhibit A, together with any greater estate therein as hereafter may be acquired by Grantor (the “Land”); (2) the tenant’s or lessee’s interests (the “Leasehold Estate”) created by any lease or sublease (as amended to date and as amended, amended and restated, supplemented, renewed or otherwise modified from time to time in accordance with the provisions of this Deed of Trust, the “Mortgaged Leases”), described in Exhibit B, which Exhibit B describes the properties demised under each such Mortgaged Lease (the “Mortgaged Leased Land”); (3) all buildings, structures and other improvements, now or at any time situated, placed or constructed upon the Land, and all of Grantor’s interests in any buildings, structures and other improvements, now or at any time situated, placed or constructed upon the Mortgaged Leased Land or the Easement Land (but in each case excluding any portion thereof (the “Unbundled Exception Portion”) conveyed to TXU Electric Delivery Company [or TXU Mining Company] in Special Warranty Deed dated effective as of January 1, 2002 conveying the Land to TXU Generation Company LP, together with any greater estate therein as hereafter may be acquired by Grantor (the “Improvements”), (4) all goods that constitute fixtures under the UCC that are installed in or attached to the Land, the Mortgaged Leased Land, the Easement Land or the Improvements (the “Fixtures”); (5) Grantor’s interest in any and all now existing or hereafter acquired easements and rights-of-way, including, without limitation, those described in Exhibit C hereto (as amended to date and as amended, amended and restated, supplemented, renewed or otherwise modified from time to time in accordance with the provisions of this Deed of Trust, the “Easement Rights”), with the real property interest covered thereby, including, without limitation, those described in Exhibit C being herein called the “Easement Land”); (6) Grantor’s interest in, to and under all now existing or hereafter acquired certificates of adjudication, water rights permits, water rights agreements and similar agreements, including, without limitation, those described in Exhibit D (as amended to date and as amended, amended and restated, supplemented, renewed or otherwise modified from time to time in accordance with the provisions of this Deed of Trust, the “Water Rights”); (7) Grantor’s interest in, to and under all, whether now existing or hereafter acquired, leases, subleases, licenses, concessions, occupancy agreements or other agreements which grant to a Person other than Grantor a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (as amended to date and as amended, amended and restated, supplemented, renewed or otherwise modified from time to time in accordance with the provisions of this Deed of Trust, the “Leases”); (8) Grantor’s interest in and to all of the rents, revenues, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases other than Grantor for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (in each case whether now existing or hereafter acquired, the “Rents”); (9) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, and all right, title and interest, if any, of Grantor in and to any streets, ways, alleys, strips or gores of land adjoining the Land, the Mortgaged Leased Land, the Easement Land or any part thereof, in each case whether now or hereafter existing; (10) Grantor’s interest in and to all timber to be cut and mineral, coal, lignite, oil and gas rights now or hereafter acquired and relating to all or any part of the Mortgaged Property; (11) any awards, remunerations, reimbursements, settlements or compensation heretofore made to Grantor or hereafter to be made to Grantor by any governmental authority pertaining to the Land, Improvements or Fixtures; and (12) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof. The term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above items or any interest therein. The Mortgaged Property does not include any Excluded Property.

“Obligations” means the “First Lien Obligations” as defined in the Indenture to the extent such First Lien Obligations apply to the Initial Notes.

“Owned Land” means the portion of the Land fee simple title to which is owned by Grantor.

“Permitted Liens” means: (1) Permitted Liens as defined in the Indenture; and (2) in any event, any title exceptions shown in the mortgagee policy of title insurance issued or to be issued by Fidelity National Title Insurance Company to Beneficiary with respect to the Mortgaged Property in accordance with Section 11.05(b) of the Indenture (the “Title Policy”).

“Real Estate” means the Owned Land, the Mortgaged Leased Land, the Easement Land and the Improvements and Fixtures located thereon.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Secured Parties” means the Holders of the Initial Notes.

“Security Agreement” has the meaning ascribed to such term in the Indenture.

“Security Documents” means the Indenture and any of the other “First Lien Documents”, as defined in the Indenture, applicable to the Initial Notes.

“Subordination and Priority Agreement” means that certain Subordination and Priority Agreement (as defined in the Indenture) applicable to the Mortgaged Property.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas, as amended from time to time.

“Warranty Property” means: (i) the Land described in Exhibit A (the “Warranty Land”); (ii) the Leasehold Estate described in Exhibit B (the “Warranty Leasehold Estate”); (iii) the Easement Rights described in Exhibit C (the “Warranty Easement Rights”); (iv) all buildings, structures and other improvements now located on the Warranty Land, excluding the Unbundled Exception Portion (the “Warranty Fee Improvements”); (v) the buildings, structures and other improvements now located on the Mortgaged Leased Land, excluding the reversionary interest therein of the landlord of the Mortgaged Lease or its successor in interest as owner of the Mortgaged Leased Land (the “Warranty Leasehold Improvements”); (vi) the buildings, structures and other improvements now located on the Easement Land, excluding the reversionary interest therein of the grantor of the Easement Rights or its successor in interest as owner of the Easement Land (the “Warranty Easement Improvements”); (vii) all goods that constitute fixtures under the UCC that are now installed in or attached to the Warranty Land, the Mortgaged Leased Land, the Easement Land or the Improvements, subject to the exclusions in clauses (iv), (v) and (vi) of this definition (the “Warranty Fixtures”); and (viii) the Water Rights derived from each certificate of adjudication described in Exhibit D (the “Warranty Water Rights”).

In addition:

(a) All capitalized terms used in this Deed of Trust but not defined herein shall have the meanings given to them in the Indenture;

(b) The words “hereof, “herein”, “hereto” and “hereunder” and words of similar import when used in this Deed of Trust shall refer to this Deed of Trust as a whole and not to any particular provision of this Deed of Trust, and Section, subsection and Schedule references are to this Deed of Trust unless otherwise specified;

(c) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(d) Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust shall be used interchangeably in singular or plural form and the word “Grantor” shall mean “each Grantor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Beneficiary” shall mean “Beneficiary or any successor collateral agent for the Secured Parties,” the word “Trustee” shall mean “Trustee and any successor trustee hereunder,” the word “person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed of Trust are for convenience of reference only and in no way limit or amplify the provisions hereof.

2.	GRANT

For the ratable benefit of the Secured Parties and to secure the full and timely payment and performance of the Obligations, Grantor MORTGAGES, GRANTS, BARGAINS, SELLS and CONVEYS, to Trustee, IN TRUST, WITH POWER OF SALE, the Mortgaged Property, subject, however, only to Permitted Liens; TO HAVE AND TO HOLD the Mortgaged Property together with the rights, privileges and appurtenances thereto belonging to Trustee and to its substitutes or successors, forever; and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property, subject to Permitted Liens, unto Trustee and to its substitutes or successors against the claim or claims of every person whomsoever lawfully claiming or to claim the same or any part thereof.

TO HAVE AND TO HOLD the Mortgaged Property unto the Trustee and/or Beneficiary, their respective successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed, provided, however, that the condition of this Deed of Trust is such that if the Obligations are fully paid and performed in accordance with the provisions of the Security Documents, then the estate hereby granted shall cease, terminate and become void but shall otherwise remain in full force and effect.

Notwithstanding anything herein to the contrary, the lien and security interest granted hereunder and the exercise of any rights or remedies by Trustee and Beneficiary hereunder are subject to the provisions of the Intercreditor Agreement and the Subordination and Priority Agreement. In the event of any conflict or inconsistency between the terms of the Intercreditor Agreement and this Deed of Trust, the terms of the Intercreditor Agreement shall govern, and in the event of any conflict or inconsistency between the terms of the Subordination and Priority Agreement and this Deed of Trust, the terms of the Subordination and Priority Agreement shall govern.

3.	WARRANTIES, REPRESENTATIONS AND COVENANTS

Grantor warrants, represents and covenants to Trustee and Beneficiary as follows:

3.1 Title to Mortgaged Property and Lien of this Instrument; Warranties Regarding Warranty Property. Grantor warrants that Grantor has good title in fee simple in and to the Warranty Land, a valid leasehold estate under the Mortgaged Leases described in Exhibit B, a valid easement estate under the Warranty Easements Rights, and good title to the Warranty Fee Improvements, the Warranty Leasehold Improvements and the Warranty Easement Improvements, the Warranty Fixtures and the Warranty Water Rights, and upon acquisition thereof by Grantor, will have good title in fee simple, leasehold or easement estate, as applicable, in the portion of the Mortgage Property hereafter acquired by Grantor, in each case free and clear of any Liens except for Permitted Liens, except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect. This Deed of Trust creates valid, enforceable liens and security interests against the Mortgaged Property, subject to Permitted Liens, and upon recording of this Deed of Trust in the real property records of the county or counties in which the Mortgaged Property is situated and this Deed of Trust being indexed as a fixture, timber and as-extracted collateral filing in such records, this Deed of Trust will create and constitute a valid and enforceable mortgage Lien on and UCC security interest in the portion of the Mortgaged Property that is fixtures, timber to be cut and as-extracted collateral, subject to Permitted Liens. Grantor shall preserve and protect the Lien (including the priority thereof) and security interest of this Deed of Trust and the other Security Documents insofar as they refer to the Mortgaged Property, subject only to Permitted Liens, to the extent necessary to avoid causing a Material Adverse Effect.

3.2 Payment of Obligations. Grantor shall pay and perform the Obligations at the times and places and in the manner specified in the Security Documents.

3.3 Requirements. Grantor shall comply with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.4 Payment of Taxes and Other Impositions. (a) Except as prohibited by the Indenture, Grantor shall, prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, pay and discharge all taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, all vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or that may become a material lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the “Impositions”), except where the validity or amount thereof is being contested in good faith and by proper proceedings, so long as Grantor maintains adequate reserves (in the good faith judgment of the management of the Issuer) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect. If by law any Imposition may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Grantor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b) Nothing herein shall affect any right or remedy of Trustee or Beneficiary under this Deed of Trust or otherwise, following the occurrence and during the continuance of an Event of Default, without notice or demand to Grantor, to pay any Imposition after the date such Imposition shall have become delinquent, and add to the Obligations the amount so paid, together with interest from the time of payment at the default rate determined in accordance with Section 2.12 of the Indenture (interest accrued at such rate being referred to herein as “Default Interest”). Any sums paid by Trustee or Beneficiary in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Deed of Trust, and (ii) payable on demand by Grantor to Trustee or Beneficiary, as the case may be, together with Default Interest.

3.5 Insurance. Grantor will keep or cause to be kept the Mortgaged Property insured against such risks and shall purchase such additional insurance to the extent that is required from time to time pursuant to Section 4.17 of the Indenture. Without limiting the generality of the foregoing, if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Grantor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

3.6 Restrictions on Liens and Encumbrances. Except for the lien of this Deed of Trust and the Permitted Liens, Grantor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Deed of Trust and whether recourse or non-recourse.

3.7 Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Indenture or herein, Grantor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

3.8 Condemnation/Eminent Domain. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Grantor will notify Beneficiary of the pendency of such proceedings. All awards and proceeds relating to such condemnation shall be deemed Net Proceeds and applied in the manner specified in Section 4.10 of the Indenture.

3.9 Leases. Except as expressly permitted under the Indenture, Grantor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Beneficiary, or (b) execute or permit to exist any Lease of any of the Mortgaged Property.

3.10 Further Assurances. To the extent required under the terms of the Indenture, to further assure Beneficiary’s rights under this Deed of Trust, Grantor agrees promptly upon demand of Beneficiary to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Beneficiary to confirm the lien of this Deed of Trust and all other rights or benefits conferred on Beneficiary by this Deed of Trust.

3.11 Beneficiary’s Right to Perform. Upon the occurrence and during the continuance of an Event of Default, Beneficiary or Trustee, may, at any time upon 5 days’ notice to Grantor (but shall be under no obligation to) pay or perform any delinquent obligations of Grantor hereunder, and the amount or cost thereof, with Default Interest, shall immediately be due from Grantor to Beneficiary or Trustee (as the case may be) and the same shall be secured by this

Deed of Trust and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Deed of Trust. No payment or advance of money by Beneficiary or Trustee under this Section shall be deemed or construed to cure Grantor’s default or waive any right or remedy of Beneficiary or Trustee.

4.	LIMITATION ON AMOUNT OBLIGATED; CONTRIBUTION BY OTHER PERSONS

Anything contained in this Deed of Trust to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of Grantor under this Deed of Trust, such obligations shall be limited to the maximum aggregate amount that would not render Grantor’s obligations under this Deed of Trust subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of Grantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, and giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification, or contribution of Grantor pursuant to applicable law or pursuant to the terms of any agreement.

5.	REMEDIES

(a) Upon the occurrence and during the continuance of any Event of Default, Beneficiary may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Trustee or Beneficiary (as the case may be) may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary:

(i) Upon the occurrence and during the continuance of an Event of Default, Trustee is hereby authorized and empowered to sell or offer for sale at one or more sales, as an entirety or in parcels, as Trustee may elect, all or any part of the Mortgaged Property located in the State of Texas, with or without having first taken possession of same, to the highest bidder for cash at public auction. Such sale or sales shall be made at the courthouse of the county in Texas in which the Mortgaged Property or any part thereof is situated, as herein described, between the hours of 10:00 a.m. and 4:00 p.m. on the first Tuesday of any month, beginning within three (3) hours of the time provided in the notices described herein. Trustee shall post a written or printed notice or notices of the place, earliest time at which the sale will begin and the terms of said sale, and the portion of the Mortgaged Property to be sold, for at least twenty-one (21) days preceding the date of the sale, at the courthouse door of said county in which the sale is to be made; and if such Mortgaged Property lies in more than one county, one such notice of sale shall be posted at the courthouse door of each county in which such Mortgaged Property is situated and such Mortgaged Property may be sold at the area designated by the commissioners court of any one of such counties, and the notice so posted shall designate in which county such property shall be sold. In addition to such posting of notice, Beneficiary, Trustee or the other holder of the secured indebtedness (or some person or persons acting for the Trustee, Beneficiary, or other such holder) shall, at least twenty-one (21) days preceding the date of sale, file a copy of such notice(s) in the office of the county clerk in each of such counties and serve or cause to be served written notice of the proposed sale by certified mail on Grantor and on each other party, if any, obligated to pay the secured indebtedness according to the records of Beneficiary. Service of such notice shall be completed upon deposit of the notice, enclosed in a postpaid wrapper properly addressed to Grantor and such other parties at their most recent address or addresses as shown by the records of Beneficiary, in a post office or official depository under the care and custody of the United States Postal Service. The affidavit of any person having knowledge of the facts to the effect that such a service was completed shall be prima facie evidence of the fact of service. Grantor agrees that no notice of any sale, other than as set out in this paragraph, need be given by Trustee, Beneficiary, or any other person. Grantor authorizes and empowers Trustee to sell the Mortgaged Property in lots or parcels or in its entirety as Trustee shall deem expedient; and to execute and deliver to the purchaser or purchasers thereof good and sufficient deeds of conveyance thereto, with evidence of general warranty by Grantor. Trustee may postpone the sale of all or any part of the Mortgaged Property by public announcement at the time and place of such sale, and from time to time thereafter may further postpone such sale by public announcement made at the time of sale fixed by the preceding postponement. The right of sale hereunder shall not be exhausted by one or any sale, and Trustee may make other and successive sales until all of the trust estate be legally sold. The provisions hereof with respect to the posting and giving of notices of sale are intended to comply with the provisions of Section 51.002 of the Texas Property Code as in effect on the date hereof, and in the event that the requirements of Section 51.002 of the Texas Property Code shall be modified or repealed in the future, by amendment, superceding statute or otherwise, and such amendment, statute or other action applies to the enforcement of pre-existing instruments, then the terms of this Section shall be deemed to be modified accordingly, effective as of the effective date of such modification or repeal;

(ii) Beneficiary may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Security Documents, or (C) take such other action at law or in equity for the enforcement of this Deed of Trust or any of the Security Documents as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with Default Interest thereon and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Default Interest, to the extent permitted by applicable law, shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment; and

(iii) Beneficiary may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise (Grantor hereby agreeing to surrender possession of the Mortgaged Property to Beneficiary upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Beneficiary shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Beneficiary may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Beneficiary shall deem appropriate as fully as Grantor might do.

(b) In case of a foreclosure sale, the Real Estate may be sold, at Trustee’s election, in one parcel or in more than one parcel and Trustee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c) In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Deed of Trust, Beneficiary, and to the extent permitted by applicable law and principles of equity, shall be entitled to enjoin such breach and/or obtain specific performance of any covenant, agreement, term or condition and Beneficiary shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Deed of Trust.

(d) It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property received by Trustee or Beneficiary shall be held by Trustee for Beneficiary for the benefit of the Secured Parties or by Beneficiary for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and shall be applied in payment of the Obligations in the manner set forth in Section 5.3 of the Security Agreement.

6.	RIGHT OF BENEFICIARY TO CREDIT SALE

Upon the occurrence of any sale made under this Deed of Trust, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Beneficiary may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Deed of Trust, the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust. In such event, this Deed of Trust, the Security Documents and all other documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

7.	APPOINTMENT OF RECEIVER

If an Event of Default shall have occurred and be continuing, Beneficiary as a matter of right and without notice to Grantor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Grantor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers of the Mortgaged Property, without requiring the posting of a surety bond, and without reference to the adequacy of the value of the Mortgaged Property or the solvency or insolvency of Grantor or any other party obligated for payment of all or any part of the Obligations, and whether or not waste has occurred with respect to the Mortgaged Property, and Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Beneficiary in case of entry as provided in this Deed of Trust, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

8.	EXTENSION, RELEASE, ETC

(a) Without affecting the lien or charge of this Deed of Trust upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Beneficiary may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Security Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Security Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Beneficiary’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b) No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Grantor shall affect the lien of this Deed of Trust or any liens, rights, powers or remedies of Beneficiary hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Beneficiary shall have the right to foreclose this Deed of Trust or to direct the Trustee to exercise its power of sale, Grantor authorizes Beneficiary at its option to foreclose the lien of this Deed of Trust (or direct the Trustee to sell the Mortgaged Property, as the case may be) subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property, or to terminate such tenant’s rights in such sale will not be asserted by Grantor as a defense to any proceeding instituted by Beneficiary to collect the Obligations or to foreclose the lien of this Deed of Trust.

(d) Unless expressly provided otherwise, in the event that Beneficiary’s interest in this Deed of Trust and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Deed of Trust shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

9.	SECURITY AGREEMENT UNDER UNIFORM COMMERCIAL CODE; FIXTURE FILING

(a) It is the intention of the parties hereto that this Deed of Trust shall constitute a “security agreement” within the meaning of the UCC. To that end, Grantor hereby grants to Trustee and Beneficiary, for the ratable benefit of the Secured Parties, a security interest in the Fixtures, Leases, Rents, timber to be cut and as-extracted collateral, all to secure payment and performance of the Obligations. If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Beneficiary shall have the option of either (i) proceeding under the UCC and exercising such rights and remedies as may be provided to a secured party by the UCC with respect to all or any portion of the Mortgaged Property that is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Beneficiary’s rights, powers and remedies with respect to the Real Estate (in which event the default provisions of the UCC shall not apply). If Beneficiary shall elect to proceed under the UCC, then ten (10) days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Beneficiary shall include, but not be limited to, attorneys’ fees and legal expenses. At Beneficiary’s request, Grantor shall assemble the personal property and make it available to Beneficiary at a place designated by Beneficiary which is reasonably convenient to both parties.

(b) Certain portions of the Mortgaged Property are or will become “fixtures”, “timber to be cut” or “as-extracted collateral” (as defined in the UCC) on the Owned Land, the Mortgage Leased Land, the Easement Land or the Improvements located thereon, and this Deed of Trust, upon being filed for record in the real estate records of the county wherein such fixtures, timber to be cut or as-extracted collateral are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures. The Land, Mortgaged Leased Land and Easement Land to which the fixtures relate is described in Exhibit A, Exhibit B and Exhibit C respectively hereto. The record owner of (i) the Land described in Exhibit A hereto is the Grantor, (ii) the Mortgaged Leased Land described in Exhibit B hereto is the landlord under the Mortgaged Leases described in such exhibit or its successor in interest as owner of the Mortgaged Leased Land, and (iii) the Easement Land described in Exhibit C hereto is grantor of the Easement Rights described in such exhibit or its successor in interest as owner of the Easement Land. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Grantor set forth in the first paragraph of this Deed of Trust, and the name of the secured party for purposes of this financing statement is the name of Beneficiary set forth in the first paragraph of this Deed of Trust. The mailing address of the Grantor/debtor is the address of the Grantor set forth in the first paragraph of this Deed of Trust. The mailing address of Beneficiary/the secured party from which information concerning the security interest hereunder may be obtained is the address of Beneficiary set forth in the first paragraph of this Deed of Trust. Grantor’s organizational identification number is set forth in the first paragraph of this Deed of Trust.

10.	ASSIGNMENT OF RENTS

(a) Grantor hereby assigns to Beneficiary the Rents as further security for the payment of and performance of the Obligations, and Grantor grants to Beneficiary the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are fully paid and performed, but Beneficiary hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Grantor shall be entitled to collect, receive, use and retain the Rents unless an Event of Default has occurred and for so long as such Event of Default continues; such right of Grantor to collect, receive, use and retain the Rents may be revoked by Beneficiary upon the occurrence and during the continuance of any Event of Default by giving not less than five days’ written notice of such revocation to Grantor. In the event such notice is given, Grantor shall pay over to Beneficiary, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Beneficiary, or to any such receiver, the fair and reasonable rental value as determined by Beneficiary for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Grantor or any affiliate of Grantor, and upon default in any such payment Grantor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Beneficiary or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise. Grantor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Grantor has not affirmatively done any act that would prevent Beneficiary from, or limit Beneficiary in, acting under any of the provisions of the foregoing assignment.

(c) Except for any matter disclosed in the Indenture, no action has been brought or, so far as is known to Grantor, is threatened, that would interfere in any way with the right of Grantor to execute the foregoing assignment and perform all of Grantor’s obligations contained in this Section and in the Leases.

11.	ADDITIONAL RIGHTS

The holder of any subordinate lien or subordinate deed of trust on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed of Trust nor shall Grantor consent to any holder of any subordinate lien or subordinate deed of trust joining any tenant under any Lease in any trustee’s sale or action to foreclose such subordinate lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Deed of Trust all subordinate lienholders and the trustees and beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Beneficiary on account of such Default or Event of Default.

12.	NOTICES

All notices, requests and demands to or upon Beneficiary or the Grantor hereunder shall be effected in the manner provided for in Section 13.02 of the Indenture; provided that any such notice, request or demand to or upon Grantor shall be addressed to Grantor at its address set forth above.

13.	NO ORAL MODIFICATION

This Deed of Trust may not be amended, supplemented or otherwise modified except in accordance with the provisions of Article 9 of the Indenture. Any agreement made by Grantor and Beneficiary after the date of this Deed of Trust relating to this Deed of Trust shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance. Trustee’s execution of any written agreement between Grantor and Beneficiary shall not be required for the effectiveness thereof as between Grantor and Beneficiary.

14.	PARTIAL INVALIDITY

In the event any one or more of the provisions contained in this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding anything to the contrary contained in this Deed of Trust or in any provisions of any Security Document, the obligations of Grantor and of any other obligor under any Security Document shall be subject to the limitation that Beneficiary shall not charge, take or receive, nor shall Grantor or any other obligor be obligated to pay to Beneficiary, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Beneficiary.

15.	GRANTOR’S WAIVER OF RIGHTS

(a) Grantor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the Mortgaged Property upon the occurrence and during the continuance of an Event of Default and any and all rights of redemption from sale under any order or decree of foreclosure (whether full or partial), pursuant to rights, if any, therein granted, as allowed under any applicable law, on its own behalf, on behalf of all persons claiming or having an interest (direct or indirectly) by, through or under Grantor and on behalf of each and every person acquiring any interest in the Mortgaged Property subsequent to the date hereof, it being the intent hereof that any and all such rights of redemption of Grantor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law or replacement statute. To the fullest extent permitted by applicable law, Grantor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to Beneficiary, but shall permit the execution of every such right, power, and remedy as though no such law or laws had been made or enacted.

(b) To the fullest extent permitted by law, Grantor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Grantor may do so, Grantor agrees that Grantor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed of Trust before exercising any other remedy granted hereunder and Grantor, for Grantor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as expressly provided in the Indenture) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Trustee or Beneficiary of the foreclosure rights, power of sale, or other rights hereby created.

16.	REMEDIES NOT EXCLUSIVE

(a) Beneficiary and Trustee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Deed of Trust or under any of the other Security Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement, shall prejudice or in any manner affect Beneficiary’s or Trustee’s right to realize upon or enforce any other security now or hereafter held by Beneficiary or Trustee, it being agreed that Beneficiary and Trustee shall be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary or Trustee in such order and manner as Beneficiary or Trustee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Trustee or Beneficiary is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Security Documents to Beneficiary or Trustee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Beneficiary or Trustee, as the case may be. In no event shall Beneficiary or Trustee, in the exercise of the remedies provided in this Deed of Trust (including, without limitation, in connection with the assignment of Rents to Beneficiary, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and neither Beneficiary nor Trustee shall in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

(b) Without limiting the generality of Section 16(a), except as otherwise provided in Section 16(c) below, neither the enforcement of any of the remedies under Sections 5 and 16 hereof, the security interests under Section 9, the assignment of Rents under Section 10, nor any other remedies afforded to Beneficiary under the Security Documents, at law or in equity shall cause Beneficiary, any Secured Party or Trustee to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Beneficiary, any Secured Party or Trustee to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

(c) Notwithstanding the provisions of Section 16(b) above, Beneficiary shall not obtain title to a deed in lieu of foreclosure or otherwise, or take any other action with respect to the Mortgaged Property, if, as a result of any such action, Beneficiary could, in its reasonable judgment be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of the Mortgaged Property within the meaning of Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended, or any comparable law, unless:

(i) Beneficiary has previously and reasonably determined, based on a Phase I environmental site assessment (and any additional environmental testing that Beneficiary deems necessary and prudent) of such Mortgaged Property conducted by an independent third party who regularly conducts Phase I environmental site assessments and performed during the 12-month period preceding any such acquisition of title or other action, that the Mortgaged Property is in compliance with applicable environmental laws and regulations and there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations; or

(ii) in the event that the determination described in clause (i) above cannot be made, Beneficiary has previously and reasonably determined, on the same basis as described in clause (i) above, that it would maximize the recovery to the Secured Parties on a present value basis to acquire title to or possession of the Mortgaged Property and to take such remedial, corrective and/or other further actions as are necessary to bring the Mortgaged Property into compliance with applicable environmental laws and regulations and to appropriately address any of the circumstances and conditions referred to in clause (i) above.

(d) Beneficiary shall undertake, in good faith, reasonable efforts to make the determination referred to in clause (ii) above, and may conclusively rely on the Phase I environmental site assessment referred to above, and upon an opinion of counsel, in making such determination. The cost of any such Phase I environmental site assessment and any such opinion of counsel, and the cost of any Phase II environmental site assessment, additional environmental testing and remedial, corrective or other further action contemplated by clause (i) or clause (ii) above, shall be paid at the sole expense of Grantor.

(e) If the environmental testing contemplated by Section 16(b) above establishes that any of the conditions set forth in clause (i) have not been satisfied with respect to the Mortgaged Property, Beneficiary shall take such action (other than proceeding against the Mortgaged Property) and, at such time as it deems appropriate, may release all or a portion of such Mortgaged Property from the lien of this Deed of Trust, provided that prior to the release of all or a portion of the Mortgaged Property from the lien of this Deed of Trust (i) Beneficiary shall have notified the Secured Parties in writing of its intention to so release all or a portion of such Mortgaged Property and (ii) the holders of a majority of the outstanding principal balance of the Obligations shall not have objected to such release within thirty (30) days of the distribution of the last of such notices.

17.	MULTIPLE SECURITY

If (a) the Land shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Deed of Trust, Beneficiary shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Land is located (whether or not such property is owned by Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, and after giving all notices required by law, Beneficiary may, at its election, commence or consolidate in a single trustee’s sale or foreclosure action all trustee’s sale or foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located. Grantor acknowledges that the right to maintain a consolidated trustee’s sale or foreclosure action is a specific inducement to Beneficiary to extend the indebtedness borrowed pursuant to or guaranteed by the Security Documents, and Grantor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Grantor further agrees that if Trustee or Beneficiary shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Beneficiary shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral (or, in the case of a trustee’s sale, shall have met the statutory requirements therefor with respect to such collateral), then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Beneficiary may commence or continue any foreclosure proceedings and exercise its other remedies granted in this Deed of Trust against all or any part of the Mortgaged Property and Grantor waives any objections to the commencement or continuation of a foreclosure of this Deed of Trust or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Deed of Trust or such other proceedings on such basis. The commencement or continuation of proceedings to sell the Mortgaged Property in a trustee’s sale to foreclose this Deed of Trust, or the exercise of any other rights hereunder or the recovery of any judgment by Beneficiary in any such proceedings or the occurrence of any sale by the Trustee in any such proceedings shall not prejudice, limit or preclude Beneficiary’s right to commence or continue one or more trustee’s sales, foreclosure or other proceedings or obtain a judgment against (or, in the case of a trustee’s sale, to meet the statutory requirements for, any such sale of) any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Grantor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Deed of Trust, and Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Deed of Trust on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Beneficiary may, at its election, cause the sale of all collateral that is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

18.	SUCCESSORS AND ASSIGNS

All covenants of Grantor contained in this Deed of Trust are imposed solely and exclusively for the benefit of Beneficiary, and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Beneficiary at any time if in the sole discretion of either of them such a waiver is deemed advisable. All such covenants of Grantor shall run with the land and bind Grantor, the successors and assigns of Grantor (and each of them) and all subsequent owners, encumbrances and tenants of the Mortgaged Property, and shall inure to the benefit of Trustee and Beneficiary and their respective successors and assigns. The word “Grantor” shall be construed as if it read “Grantors” whenever the sense of this Deed of Trust so requires and if there shall be more than one Grantor, the obligations of the Grantors shall be joint and several.

19.	NO WAIVERS, ETC.

Any failure by Beneficiary to insist upon the strict performance by Grantor of any of the terms and provisions of this Deed of Trust shall not be deemed to be a waiver of any of the terms and provisions hereof, and Beneficiary, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Grantor of any and all of the terms and provisions of this Deed of Trust to be performed by Grantor. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Deed of Trust without, as to the remainder of the security, in any way impairing or affecting the lien of this Deed of Trust or the priority of such lien over any subordinate lien or deed of trust.

20.	GOVERNING LAW, ETC.

This Deed of Trust shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, except that Grantor expressly acknowledges that by their respective terms the Security Documents (unless otherwise specified therein) shall be governed and construed in accordance with the laws of the State of New York.

21.	DUTY OF BENEFICIARY; AUTHORITY OF BENEFICIARY

(a) Beneficiary’s sole duty with respect to the custody, safekeeping and physical preservation of the Mortgaged Property that is in its possession, or otherwise, shall be to deal with it in the same manner as Beneficiary deals with similar property for its own account. Neither Beneficiary, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Mortgaged Property or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Mortgaged Property upon the request of Grantor or any other Person or to take any other action whatsoever with regard to the Mortgaged Property or any part thereof. The powers conferred on Beneficiary and the Secured Parties hereunder are solely to protect Beneficiary’s and the Secured Parties’ interests in the Mortgaged Property and shall not impose any duty upon Beneficiary or any Secured Party to exercise any such powers. BENEFICIARY AND THE SECURED PARTIES SHALL BE ACCOUNTABLE ONLY FOR AMOUNTS THAT THEY ACTUALLY RECEIVE AS A RESULT OF THE EXERCISE OF SUCH POWERS, AND NEITHER THEY NOR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS SHALL BE RESPONSIBLE TO GRANTOR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EXCEPT FOR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b) Grantor acknowledges that the rights and responsibilities of Beneficiary under this Deed of Trust with respect to any action taken by Beneficiary or the exercise or non-exercise by Beneficiary of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Deed of Trust shall, as between Beneficiary and any Secured Party, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between Beneficiary and Grantor, Beneficiary shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Grantor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

22.	LAST DOLLARS SECURED; PRIORITY

To the extent that this Deed of Trust secures only a portion of the indebtedness owing or that may be owing by Grantor to any Secured Party, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Deed of Trust shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Deed of Trust until the lien amount shall equal the principal amount of the Obligations outstanding.

23.	ENFORCEMENT EXPENSES; INDEMNIFICATION

(a) Grantor agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented fees, disbursements and other charges of one firm of counsel, and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case to Beneficiary (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Issuer of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected Person)) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Deed of Trust.

(b) Grantor agrees to pay, and to save Beneficiary and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Mortgaged Property or in connection with any of the transactions contemplated by this Deed of Trust.

(c) Grantor agrees to pay, and to save Beneficiary harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Deed of Trust to the extent Issuer would be required to do so pursuant to Section 7.07 of the Indenture, AND SUBJECT TO THE PARAGRAPH BELOW, WHETHER OR NOT CAUSED BY, OR ARISING IN WHOLE OR IN PART OUT OF, THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF BENEFICIARY OR THE SECURED PARTIES; PROVIDED, HOWEVER, NOTWITHSTANDING ANYTHING IN SECTION 7.07 OF THE INDENTURE TO THE CONTRARY, BENEFICIARY MAY BE INDEMNIFIED FOR MATTERS CAUSED BY OR THAT ARISE OUT OF THE NEGLIGENCE OF BENEFICIARY UNDER BUT SUBJECT TO THE PROVISIONS OF THIS SECTION 23(c).

In no event shall Beneficiary be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever, irrespective of whether Beneficiary has been informed of the likelihood of such loss or damages and regardless of the form of action. Neither Issuer, Parent Guarantor, nor any Subsidiary Guarantor shall have any obligation hereunder to Beneficiary or any of its Related Parties (the “Indemnified Parties”) with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of any Indemnified Party (other than trustees and advisors), (B) a breach of the obligations of any Indemnified Party (other than trustees and advisors) under the Security Documents or (C) disputes not involving an act or omission of any of Issuer, Parent Guarantor, or any Subsidiary Guarantor or any of their respective Affiliates and that is brought by any Indemnified Party against any other Indemnified Party.

(d) The agreements in this Section 23 shall survive repayment of the Obligations and all other amounts payable under the Security Documents.

24.	RELEASE

If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Security Documents and the Net Proceeds are applied in accordance with any applicable requirement (if any) of the Indenture, then Beneficiary, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Mortgaged Property. The Grantor shall deliver to Beneficiary, at least five Business Days prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Grantor stating that such transaction is in compliance with, and permitted by, the Security Documents. In addition, upon the execution by Grantor of an easement, right-of-way or other real property interest that constitutes a Permitted Lien pursuant to clause (5) of the definition of Permitted Liens in the Indenture (a “Permitted Real Property Interest”), Beneficiary will subordinate the Liens created hereby to the rights of third parties with respect to such Permitted Real Property Interest.

25.	SUBSTITUTE TRUSTEE

In case of the resignation of the Trustee, or the inability (through death or otherwise), refusal or failure of the Trustee to act, or at the option of Beneficiary or the holder(s) of a majority of the Obligations for any other reason (which reason need not be stated), a substitute Trustee (“Substitute Trustee”) may be named, constituted and appointed by Beneficiary or the holder(s) of a majority of the Obligations, without other formality than an appointment and designation in writing, which appointment and designation shall be full evidence of the right and authority to make the same and of all facts therein recited, and this conveyance shall vest in the Substitute Trustee the title, powers and duties herein conferred on the Trustee originally named herein, and the conveyance of the Substitute Trustee to the purchaser(s) at any sale of the Mortgaged Property of any part thereof shall be equally valid and effective. The right to appoint a Substitute Trustee shall exist as often and whenever from any of said causes, the Trustee, original or Substitute Trustee, resigns or cannot, will not or does not act, or Beneficiary or the holder(s) of a majority of the Obligations desires to appoint a new Trustee. No bond shall ever be required of the Trustee, original or Substitute Trustee. The recitals in any conveyance made by the Trustee, original or Substitute, shall be accepted and construed in court and elsewhere as prima facie evidence and proof of the facts recited, and no other proof shall be required as to the request by Beneficiary or the holders(s) of a majority of Obligations to the Trustee to enforce this Deed of Trust, or as to the notice of or holding of the sale, or as to any particulars thereof, or as to the resignation of the Trustee, original or Substitute, or as to the inability, refusal or failure of the Trustee, original or Substitute Trustee, to act, or as to the election of Beneficiary or the holder(s) of a majority of the Obligations to appoint a new Trustee, or as to appointment of a Substitute Trustee, and all prerequisites of said sale shall be presumed to have been performed; and each sale made under the powers herein granted shall be a perpetual bar against Grantor and the heirs, personal representatives, successors and assigns of Grantor. Trustee, original or substitute, is hereby authorized and empowered to appoint any one or more persons as attorney-in-fact to act as Trustee under it and in its name, place and stead in order to take any actions that Trustee is authorized and empowered to do hereunder, such appointment to be evidenced by an instrument signed and acknowledged by said Trustee, original or Substitute Trustee; and all acts done by said attorney-in-fact shall be valid, lawful and binding as if done by said Trustee, original or Substitute Trustee, in person.

26.	INDEMNIFICATION OF TRUSTEE

EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, TRUSTEE SHALL NOT BE LIABLE FOR ANY ACT OR OMISSION OR ERROR OF JUDGMENT. TRUSTEE MAY RELY ON ANY DOCUMENT BELIEVED BY IT IN GOOD FAITH TO BE GENUINE. ALL MONEY RECEIVED BY TRUSTEE SHALL, UNTIL USED OR APPLIED AS HEREIN PROVIDED, BE HELD IN TRUST, AND TRUSTEE SHALL NOT BE LIABLE FOR INTEREST THEREON. GRANTOR SHALL INDEMNIFY TRUSTEE AGAINST ALL LIABILITY AND EXPENSES THAT IT MAY INCUR IN THE PERFORMANCE OF ITS DUTIES HEREUNDER EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

27.	ACCEPTANCE BY TRUSTEE

Trustee accepts its duties and obligations under this Deed of Trust and the Security Documents when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law.

28.	ENTIRE AGREEMENT

THIS DEED OF TRUST AND THE OTHER SECURITY DOCUMENTS IN EFFECT AS OF THE DATE HEREOF REPRESENT THE FINAL AGREEMENT AS OF THE DATE HEREOF BETWEEN THE PARTIES RELATING TO THE FINANCING TRANSACTION DESCRIBED IN THE INDENTURE AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

29.	MATURITY OF OBLIGATIONS

The maturity date of the Obligations under the Indenture is October 1, 2020.

30.	EVIDENCE OF INSURANCE

Notwithstanding any provision herein or in the Indenture or any other Security Document to the contrary, pursuant to Section 549.054 of the Texas Insurance Code, Grantor shall not be required to furnish evidence of insurance more than fifteen (15) days prior to the termination date of an existing insurance policy, and pursuant to Section 549.052 of the Texas Insurance Code, Grantor shall not be required to obtain an insurance policy from or through a particular agent, insurer or other person or a particular type or class of agent, insurer or other person.

31.	FUTURE ADVANCES

This Deed of Trust is given for the purpose of creating a lien on the Mortgaged Property and expressly used to secure not only the existing Obligations, but also (i) all extensions, renewals, modifications or re-amortizations of the Obligations, all increases or additions to the Obligations, all loans and future advances and re-advances made by any existing or future Secured Party to the Grantor or the Issuer pursuant to the Security Documents, and (ii) future advances, whether such advances are obligatory or to be made at the option of any Secured Party or otherwise, to the same extent as if such future advances were made, whether under the Indenture, any of the other Security Documents or otherwise on the date of the execution of this Deed of Trust, and creates a lien for all advances regardless of who is the owner of the Mortgaged Property at the time such advances are made.

32.	MULTIPLE GRANTORS

If this Deed of Trust is executed by two or more Grantors, each Exhibit shall include a designation identifying which Grantor owns an interest in each tract of Land, each Mortgaged Lease and each Easement Right. The representations, warranties, and covenants made by a Grantor herein shall apply to each Grantor as to its respective Mortgaged Property.

33.	ONCOR SEPARATENESS

(a) Beneficiary, on behalf of itself and the Secured Parties, acknowledges (i) the legal separateness of the Issuer and the Grantor from the Subsidiaries of Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (the “Oncor Subsidiaries”), (ii) that the lenders under the Oncor Credit Facility and the noteholders under the Oncor Subsidiaries’ indentures have likely advanced funds thereunder in reliance upon the separateness of the Oncor Subsidiaries from the Issuer and the Grantors, (iii) that the Oncor Subsidiaries have assets and liabilities that are separate from those of Parent Guarantor and its Subsidiaries, (iv) that the Obligations owing under the Security Documents are obligations and liabilities of the Issuer and the Guarantors only, and are not the obligations or liabilities of the Oncor Subsidiaries, (v) that the Secured Parties shall look solely to the Issuer, the Guarantors and their assets, and not to any assets, or to the pledge of any assets, owned by the Oncor Subsidiaries, for the repayment of any amounts payable pursuant to the Security Documents and for satisfaction of any other Obligations owing to the Secured Parties under the Security Documents, and (vi) that none of the Oncor Subsidiaries shall be personally liable to the Secured Parties for any amounts payable, or any other liability, under the Security Documents.

(b) Beneficiary, on behalf of itself and the Secured Parties, shall not (i) initiate any legal proceeding to procure the appointment of an administrative receiver, or (ii) institute any bankruptcy, reorganization, insolvency, winding up, liquidation, or any like proceeding under applicable law, against any of the Oncor Subsidiaries, or against any of the Oncor Subsidiaries’ assets. Beneficiary, on behalf of itself and the Secured Parties, acknowledges and agrees that each of the Oncor Subsidiaries is a third party beneficiary of the forgoing covenant and shall have the right to specifically enforce such covenant in any proceeding at law or in equity.

34.	MORTGAGED LEASES

(a) Representations, Warranties and Covenants. Grantor represents and warrants to Beneficiary that, with respect to each Mortgaged Lease, (i) the Mortgaged Lease is unmodified and in full force and effect, (ii) all rent and other charges therein have been paid to the extent they are payable to the date hereof, (iii) Grantor enjoys the quiet and peaceful possession of the property demised thereby, (iv) Grantor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder, and (v) the lessor thereunder is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed (but this statement is made for the benefit of and may only be relied upon by Beneficiary and the Secured Parties) except in the case of each of the matters described in clauses (i) through (v) of this sentence, where the failure of such statements to be true could not reasonably be expected to have a Material Adverse Effect. Grantor shall promptly pay, when due and payable, the rent and other charges payable pursuant to the Mortgaged Lease, and will timely perform and observe all of the other terms, covenants and conditions required to be performed and observed by Grantor as lessee under the Mortgaged Lease. Grantor shall notify Beneficiary in writing of any default by Grantor in the performance or observance of any terms, covenants or conditions on the part of Grantor to be performed or observed under the Mortgaged Lease within ten (10) days after Grantor knows of such default. Grantor shall, promptly following the receipt thereof, deliver a copy of any notice of default given to Grantor by the lessor pursuant to the Mortgaged Lease and promptly notify Beneficiary in writing of any default by the lessor in the performance or observance of any of the terms, covenants or conditions on the part of the lessor to be performed or observed thereunder. Unless required under the terms of the Mortgaged Lease, except as set forth in the Indenture, Grantor shall not, without the prior written consent of Beneficiary (which may be granted or withheld in Beneficiary’s sole and absolute discretion) (A) terminate, or surrender the Mortgaged Lease, or (B) enter into any modification of the Mortgaged Lease which materially impairs the practical realization of the security interests granted by this Deed of Trust, and any such attempted termination, modification or surrender without Beneficiary’s written consent shall be void. Grantor shall, within thirty (30) days after written request from Beneficiary, use commercially reasonable efforts to obtain from the lessor and deliver to Beneficiary a certificate setting forth the name of the tenant thereunder and stating that the Mortgaged Lease is in full force and effect, is unmodified or, if the Mortgaged Lease has been modified, the date of each modification (together with copies of each such modification), that no notice of termination thereof has been served on Grantor, stating that to the best of lessor’s knowledge, no default or event which with notice or lapse of time (or both) would become a default is existing under the Mortgaged Lease, stating the date to which rent has been paid, and specifying the nature of any defaults, if any, and containing such other statements and representations as may be reasonably requested by Beneficiary.

(b) No Merger; Acquisition; Power of Attorney. So long as any of the Obligations remain unpaid or unperformed, the fee title to and the leasehold estate in the premises subject to each Mortgaged Lease shall not merge but shall always be kept separate and distinct notwithstanding the union of such estates in the lessor or Grantor, or in a third party, by purchase or otherwise. If Grantor acquires the fee title or any other estate, title or interest in the property demised by the Mortgaged Lease, or any part thereof, the lien of this Deed of Trust shall attach to, cover and be a lien upon such acquired estate, title or interest and the same shall thereupon be and become a part of the Mortgaged Property with the same force and effect as if specifically encumbered herein. Grantor agrees to execute all instruments and documents that Beneficiary may reasonably require to ratify, confirm and further evidence the lien of this Deed of Trust on the acquired estate, title or interest. Furthermore, Grantor hereby appoints Beneficiary as its true and lawful attorney-in-fact to execute and deliver, following an Event of Default, all such instruments and documents in the name and on behalf of Grantor. This power, being coupled with an interest, shall be irrevocable as long as any portion of the Obligations remains unpaid.

(c) New Leases. If the Mortgaged Lease shall be terminated prior to the natural expiration of its term due to default by Grantor or any tenant thereunder, and if, pursuant to the provisions of the Mortgaged Lease, Beneficiary or its designee shall acquire from the lessor a new lease of the premises subject to the Mortgaged Lease, Grantor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby, or renewal privileges therein contained.

(d) No Assignment. Notwithstanding anything to the contrary contained herein, this Deed of Trust shall not constitute an assignment of any Mortgaged Lease within the meaning of any provision thereof prohibiting its assignment and Beneficiary shall have no liability or obligation thereunder by reason of its acceptance of this Deed of Trust. Beneficiary shall be liable for the obligations of the tenant arising out of any Mortgaged Lease for only that period of time for which Beneficiary is in possession of the premises demised thereunder or has acquired, by foreclosure or otherwise, and is holding all of Grantor’s right, title and interest therein.

This Deed of Trust has been duly executed by Grantor as of the date first above written and is intended to be effective as of such date.

[Remainder of Page Intentionally Left Blank.

Signature Page Follows.]

[SAMPLE SIGNATURE PAGE]

LUMINANT GENERATION COMPANY LLC, a Texas limited liability company

By:

Name:

Title:

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on              , 2011 by (name of officer), (title of officer) of [LUMINANT GENERATION COMPANY LLC, a Texas limited liability company), on behalf of said limited liability company.

Notary Public in and for
The State of Texas

My Commission Expires:

[Signature Page – Deed of Trust, Assignment of Leases and Rents, Security Agreement and

Fixture Filing]

EXHIBIT A

Owned Land

A-1

EXHIBIT B

Mortgaged Leases and Mortgaged Leased Land

B-1

EXHIBIT C

Easements and Easement Land

C-1

EXHIBIT D

Certificates of Adjudication and Other Water Rights

D-1